UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2007

TRUE PRODUCT ID, INC.

(Exact name of registrant as specified in this charter)

Delaware (State or other jurisdiction of incorporation)	000-29249 (Commission File Number)	16-1499611 (IRS Employer Identification no.)

1615 Walnut Street, 3rd Floor

Philadelphia, PA

            19103

          (Address of Principal Executive Offices)

(Zip Code)

(215) 972-1601

(Registrant's Telephone Number, including area code)

(Former Name or Former Address, if Changes Since Last Report)

2600 Center Square West, 1500 Market Street,

Philadelphia, PA19102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 15, 2007, the board of directors authorized the new CEO, William R. Dunavant to appoint Wilson W.  Hendricks III as the Company’s COO. Mr. Hendricks was a past Director, Asia Pacific Region, for KPMG Consulting’s Communications and Content practice. The board also authorized Mr. Dunavant to enter into an employment agreement with Mr. Hendricks. A copy of his resume will be available shortly on the Company’s website.

The board also authorized, at Mr. Dunavant’s request, the division the Office of the President into two separate designations, “China” and “US”, so that, effective immediately, Sergio Luz is now the “President-China” of the Company; the “President-US office is vacant.

Item 8.01 Other Events

The Company has reached agreements with three parties that as of November 16, 2007 immediately reduce the Company’s total current liabilities by approximately $2,742,000

The three parties agreed to cancel the debt owed them pursuant to various agreements with the Company. These cancellations represent an immediate reduction from the total current liabilities.

The first such agreement was reached with Mr. James MacKay, individually, (“MacKay”). As stated in the November 14, 2007 Form 10-QSB, as of September 30, 2007 Mr. MacKay is owed $462,500 representing all compensation earned by him and expenses owed him since he joined the Company. He has agreed to cancel that amount in full.

The second such agreement was reached with The MacKay Group Limited (“MKG”). As reported in the  Company's  Form 8-K filed  August 17,  2007,  according  to financial records  relating to TPID Beijing,as of August 2007 MKG had advanced approximately  US$1 million to or for TPID Beijing and its anti-counterfeiting/product authentication operations. Also, as reported in the Company's  August 17, 2007 Form 8-K, on August 15, 2007,  MKG executed a binding term sheet to provide the Company with a line of credit of up to One Hundred Fifty Thousand Dollars  (US$150,000) to help fund the initiatives and operations in China and the U.S. The terms and conditions were described in the Company’s August 17, 2007 Form 8-K. MKG has agreed to cancel these amounts, approximately $1,150,000, in full.

The third such agreement was reached with Sure Trace Security Corporation (”SSTY”). As stated in the November 14, 2007 Form 10-QSB, as of September 30, 2007, On January 4, 2007,  the Company entered into a Restructuring Agreement with Sure Trace Security Corporation. (the “Restructuring Agreement”). Pursuant to the Restructuring Agreement, the Company acquired a 40% ownership interest in the Chinese JV Company, held by SSTY, STA, and Chan.

Under the Restructuring Agreement, the Company agreed, in part:

(i)

To pay SSTY a royalty in the amount of 2% of its gross receipts which the Company actually receives and collects from customers outside China, Hong Kong, and Macau for a period of 2 years commencing as of January 4, 2007 the “Royalty”); and

(ii)

To pay SSTY, on an interest-free basis, within 3 years of the effective date of the Restructuring Agreement $1,130,000, minus the amount of penalties and interest TPID must pay the former control block holder under the Amended Payment Agreement (the “Subject Payment”).

In return for the Licensing Rights defined below, SSTY agreed to cancel its rights to receive the Royalty and to cancel in full, the total Subject Payment of $1,130,000 effective immediately.

The Company has agreed to grant SSTY, or its assignee or designee, the exclusive worldwide Licensing Rights in and to any home consumer applications of the Company’s anti-counterfeiting and authentication technologies intended for self-application/use by the consumer soley on his/her personal items, including, but not limited to, S-DNA and related technologies that exist and as they may be developed in the future, in all channels of direct response and consumer distribution. Subject to the Company and SSTY reaching mutually acceptable terms in the manner and form to be mutually agreed upon by the parties within 30 days of the date of this letter agreement. SSTY shall also be granted the right to sub-license others to air and/or sell through broadcast and cable television media via telemarketing, direct mail, package inserts, syndication and any other direct response marketing media and via catalogue, internet and related electronic marketing, retail sales and any other means and the non-exclusive right to use the copyrights, trademarks, patents, service marks and trade names in connection with their sales thereof.

Item 9.01.   Financial Statements, Pro forma Financial Information and Exhibits.

(c)  Exhibits

Exhibits	Description

99.1	Employment Agreement Wilson W. Hendricks III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

True Product ID, Inc.

By:	/s/ William R. Dunavant William R. Dunavant CEO

Date:  November 15, 2007